UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 21, 2012
T & G APOTHECARY, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-176659	27-4588540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3330 South Federal Highway Suite 200 Boynton Beach, FL		33435
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(647) 344-5900
906 Thayer Drive, Gahanna, OH, 43230
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 21, 2012, T & G APOTHECARY, INC. (“T & G”) entered into a letter of intent (“LOI”) with Biologix Hair Inc. (“Biologix”) regarding a business combination which may be effected in one of several different ways, including an asset acquisition, merger of Biologix and T & G or a share exchange whereby T & G purchases the shares of Biologix from its shareholders in exchange for 26,430,000 restricted common shares of T & G, on a post split basis.  The business combination contemplated by the LOI is subject to the fulfillment of certain conditions precedent; including but not limited to: due diligence and the negotiation of a definitive agreement, approval of T & G’s and Biologix’s board of directors and shareholders of Biologix, the completion of an audit of the Biologix financial statements, certain financing requirements, and customary third party and regulatory approvals.  In addition, we have agreed to undertake a forward stock split of our issued and outstanding shares on a seven for one basis.

In anticipation of the proposed acquisition, T & G  will be commencing the process for the change of its name to “Biologix Hair Inc.”.  The foregoing description of the LOI is qualified in its entirety by the contents of the LOI attached as Exhibit 99.1 to this current report.

Item 9.01	Exhibits

99.1	Letter of Intent with Biologix Hair Inc., dated September 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T & G APOTHECARY, INC.
/s/ Lilia Roberts
Lilia Roberts
President and Director

Date:	September 26th, 2012